Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-183989

April 8, 2013

FedEx Corporation

Final Term Sheet

$250,000,000 2.70% Notes due 2023

$500,000,000 4.10% Notes due 2043

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$250,000,000 2.70% Notes due 2023 (the “Notes due 2023”)
$500,000,000 4.10% Notes due 2043 (the “Notes due 2043”)

Principal Amount:	Notes due 2023: $250,000,000
Notes due 2043: $500,000,000

Expected Ratings (Moody’s/S&P)*:	Baa1/BBB

Trade Date:	April 8, 2013

Settlement Date (T+3):	April 11, 2013

Maturity Date:	Notes due 2023: April 15, 2023
Notes due 2043: April 15, 2043

Interest Payment Dates:	Notes due 2023: Semi-annually on each April 15 and October 15, commencing October 15, 2013

Notes due 2043: Semi-annually on each April 15 and October 15, commencing October 15, 2013

Optional Redemption:	Notes due 2023: Make-whole call at T+15 basis points
Notes due 2043: Make-whole call at T+20 basis points

Treasury Benchmark:	Notes due 2023: UST 2.000% due February 15, 2023
Notes due 2043: UST 2.750% due November 15, 2042

Benchmark Yield:	Notes due 2023: 1.731%
Notes due 2043: 2.915%

Spread to Benchmark:	Notes due 2023: 100 basis points
Notes due 2043: 120 basis points

Reoffer Yield:	Notes due 2023: 2.731%
Notes due 2043: 4.115%

Coupon:	Notes due 2023: 2.70% per annum
Notes due 2043: 4.10% per annum

Price to Public:	Notes due 2023: 99.730% of Principal Amount
Notes due 2043: 99.742% of Principal Amount

CUSIP/ISIN:	Notes due 2023: 31428X AV8 / US31428XAV82
Notes due 2043: 31428X AU0 / US31428XAU00

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Drexel Hamilton, LLC
Mizuho Securities USA Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s preliminary prospectus supplement dated April 8, 2013 and accompanying prospectus dated September 19, 2012 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.propsectus_requests@baml.com.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.